JJ&R VENTURES, INC. - COMMON STOCK
SUBSCRIPTION AGREEMENT

Investment

I desire to purchase shares of JJ&R Ventures, Inc. at $0.10 per share for a total of $

Make Checks Payable to: Escrow Specialists, JJ&R Ventures, Inc. Escrow Account

Subscriber Information: Please clearly print name(s) in which Shares are to be acquired. All correspondence will go to the Investor Residence Address

Investor 1 (First, Middle I., Last):

Investor 2 (First, Middle I. Last):

Registration for the Investment (how the investment should be titled):

Investor Residence Address 1:      Check one of the following:

U.S. Citizen
Investor Residence Address 2:
Resident Alien

City,      State  ZIP Code   Foreign Resident; Country ________

U.S. Citizen residing outside the U.S.

Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer Identification Number for the plan.

Social Security Number     Taxpayer Identification Number (if applicable)

Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)

Subscriber Signature: The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.

Authorized Signature of Investor 1 ________________________________________ Date:_____________________________________

Authorized Signature of Investor 2  ________________________________________ Date:_____________________________________

Company’s Acceptance (To be completed only by an authorized representative of the Company.)

The foregoing subscription is accepted this ____________ day of ________________, _____

___________________________________
Authorized Representative of the Company